Exhibit 10(k)

UNION PACIFIC CORPORATION

STOCK UNIT GRANT AND DEFERRED COMPENSATION PLAN

FOR THE

BOARD OF DIRECTORS

(409A Non-Grandfathered Component)

(Effective as of January 1, 2009)

Union Pacific Corporation

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors

(409A Non-Grandfathered Component)

Effective as of January 1, 2009

1.	Purpose

The purpose of this Union Pacific Corporation Stock Unit Grant and Deferred Compensation Plan for the Board of Directors (409A Non-Grandfathered Component) (the “Plan” or “Non-Grandfathered Plan”) is to permit grants of Stock Units to Directors to align their interests with those of stockholders, and to provide a means for deferring payment of all or a portion of any cash compensation, excluding expenses, payable to Directors for their service on the Board of Directors (the “Board”) of Union Pacific Corporation (the “Company”) in accordance with Article II, Section 4 of the By-Laws of Union Pacific Corporation. Such compensation eligible to be deferred, not including any Stock Unit grants under Section 4, is referred to herein as “Compensation.”

2.	Applicability

The Stock Unit Grant and Deferred Compensation Plan for the Board of Directors was bifurcated into two components, effective January 1, 2009. As reflected in the terms of this Plan, one such component is applicable solely to those amounts that were not, as of December 31, 2004, credited to a Director’s Account(s), or as to which the Director did not have a vested right on such date in accordance with the terms of the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors as in effect on December 31, 2004 (including related investment gains and losses occurring thereafter). With respect to any other amounts credited to a Director’s Account(s) under the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors, the right of the Director and his beneficiaries shall be governed by the component of the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors known as the “Union Pacific Corporation Stock Unit Grant and Deferred Compensation Plan for the Board of Directors (409A Grandfathered Component), as Amended and Restated Effective January 1, 2009.” Prior to January 1, 2009, with respect to all amounts credited thereunder that were subject to Section 409A of the Code, the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors was administered in good faith compliance with section 409A of the Code. Under no circumstances shall a Director’s Account under this Non-Grandfathered Plan be deemed to include amounts (including investment gains and losses thereon) which under the terms of the Union Pacific Corporation Stock Unit Grant and Deferred Compensation Plan for the Board of Directors were credited or as to which the Director had a vested right as of December 31, 2004.

3.	Eligibility

Any individual (a “Director”) serving as a member of the Board as of the effective date of the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors, or who subsequently becomes a member, is eligible under the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors, other than members of the Board who are employees of the Company or any of its subsidiaries. This Non-Grandfathered Plan applies to amounts deferred and credited hereunder on and after January 1, 2005.

4.	Stock Unit Grants

Each full quarterly installment of a Director’s Compensation shall be accompanied by the grant of an amount of whole Stock Units equal to $25,000 (as such amount may be changed from time to time by the Board) divided by the Fair Market Value of one share of the Company’s Common Stock on the first business day of the month following the quarter in which such Compensation was earned, plus cash in lieu of any fractional Stock Unit resulting from such calculation. A pro-rata grant of Stock Units will accompany any partial quarterly Compensation installment. “Fair Market Value” on a date means the average of the high and low trading prices per share on that date, as reported in The Wall Street Journal listing of consolidated trading for New York Stock Exchange issues. Stock Units and cash so granted shall be credited to such Director’s Stock Unit Account referred to in paragraph 7, and shall be paid in cash to the Director following Separation from Service at the time and in the manner described in Section 8.

5.	Deferral Election

An election to defer Compensation is to be made on or before December 31 of any year for Compensation for services as a member of the Board for the following and later calendar years. Effective for deferrals with respect to calendar years beginning with 2005, such deferred Compensation shall be paid, or begin to be paid, at the time described in Section 8(a), and such deferral election shall designate the manner of payment from among the options described at Section 8(b). Such deferral election and/or designation of the manner of payment, once made, shall be irrevocable.

A Director’s election to defer, as well as a Director’s designation of the manner of payment, is a continuing election until changed by the Director on or before December 31 of any year for the then following and later calendar years. Any such change shall be prospective only, as to amounts deferred with respect to Compensation for services as a member of the Board rendered in a calendar year or years following the date of the election or designation. Once an election or designation is made (and effective), subsequent elections or designation will have no effect on the amounts, timing and manner of payment covered by the previous election or designation.

Any newly elected Director who was not a Director on the preceding December 31 may elect, before his term begins, to defer Compensation for services as a member of the Board for the balance of the calendar year following such election.

Forms shall be made available to Directors each year for the purpose of making or changing their deferral elections.

6.	Amount

All or any portion, in multiples of 1%, of a Director’s Compensation may be deferred.

7.	Deferred Accounts

Each Director shall have a Stock Unit Account and may have one or more Other Accounts (together, the “Accounts”). Amounts deferred pursuant to paragraph 5 may be credited to any Account, at the election of the Director made at the time of the deferral election, in multiples of 1% of such Director’s Compensation. A Director may change the Account to which any quarterly installment of such Director’s Compensation so deferred is to be credited at any time on or before the fifth business day prior to the date such quarterly installment is to be credited. Amounts deferred and credited to the Stock Unit Account shall be converted into whole Stock Units on the basis of the Fair Market Value of the Company’s Common Stock on the first business day of the month following the quarter in which the Compensation was earned, and cash shall be credited to the Stock Unit Account in lieu of any fractional Stock Unit. In addition, (i) at any time, a Director may transfer all or any part of the balance of any of his or her Other Accounts to another of his or her Other Accounts subject to any regulations regarding such transfer adopted by the Board and (ii) at any time on or after the 30th day after the date of a Director’s termination from the Board, such Director may transfer all or any part of the balance of any of his or her Accounts to another of his or her Accounts, pursuant to any regulations regarding such transfers adopted by the Board.

On the payment date for each cash dividend or other cash distribution with respect to the Company’s Common Stock, each Director’s Stock Unit Account shall be credited with an amount equal to the amount of the per share dividend or distribution, multiplied by the number of Stock Units in such Account, and, if such Director is then serving as a member of the Board, shall be converted into whole Stock Units on the basis of the Fair Market Value of the Company’s Common Stock on the payment date for such dividend or distribution, and cash shall be credited to the Stock Unit Account in lieu of any fractional Stock Units. If a Director has a Separation from Service on or before the payment date for such dividend or distribution, the amount representing such dividend or distribution shall be paid out of the Stock Unit Account to such Director within thirty (30) days after the payment date for such dividend or distribution.

Except as provided in the preceding sentence, any cash credited to a Director’s Stock Unit Account shall be added to other cash credited to such Account and converted into a whole Stock Unit on the date sufficient cash exists to purchase a whole Stock Unit, based on the Fair Market Value of the Company’s Common Stock on such date. In the event of a subdivision or combination of shares of Company Stock, the number of Stock Units credited to the Stock Unit Accounts on the effective date of such subdivision or combination shall be proportionately subdivided or combined as the case may be. No adjustment shall be made in Stock Units in connection with the issuance by the Company of any rights or options to acquire additional shares of Company Common Stock or securities convertible into Company Common Stock. In the event of any stock dividend or reclassification of Company Common Stock, any merger or consolidation to which the Company is a party, or any spinoff of shares or distribution of property other than cash with respect to the Company Common Stock, the Committee shall cause appropriate adjustments, if any, to be made in the Stock Units to reflect such stock dividend, reclassification, merger or consolidation, spinoff or distribution of property.

Other Accounts shall have such name, and be charged or credited pursuant to such method, as the Board shall determine upon establishment of such Other Account, and the Board may change such name or method for any such Other Account, but no such change shall reduce any amount previously accrued in a Director’s Other Account.

8.	Distribution

All distributions from Accounts shall be made in cash, less applicable withholdings, if any. For purposes of distributions from the Stock Unit Account, each Stock Unit shall be converted into an amount of cash equal to the Fair Market Value of one share of the Company’s Common Stock on the first business day of the month in which such distribution is made. The Director must elect the manner of payment: (a) in the case of deferred Compensation, at the same time and on the same form he elects a deferral of Compensation under Section 5, and (ii) in the case of a Stock Unit grant under Section 4, on or prior to the time an election to defer the accompanying Compensation would have been required to be made. If the Director has not made an election, his or her Account will be distributed in a single lump sum in the January of the year following the year of his or her Separation from Service as a Director (subject to Section 9).

(a)	Timing of Payment: Subject to Section 9, a Director shall receive, or begin to receive, distributions from the Accounts in the January of the year following the year of the Director’s Separation from Service.

(b)	Manner of Payment: The Director may elect to receive payment from his or her Accounts in one of the following forms, payable as of the payment commencement date described in paragraph (a):

(i)	a single lump sum; or

(ii)	approximately equal annual installments over a period not to exceed fifteen (15) years (such installment period to be elected by the Directors).

Such election of the form of payment shall, once made, be irrevocable.

The lump sum or first installment is to be paid in January of the year following the year of Separation from Service, and any remaining installments in January of each succeeding year until the total balance is paid. Distributions from the Stock Unit Account in installments shall be based on equal numbers of Stock Units in each installment.

In the event of the death of a Director then serving as a member of the Board or a Director who has a Separation from Service and entitled to a distribution under this Plan, the balance of the Accounts shall be payable to the estate or designated beneficiary in full during the calendar year of such Director’s death, or if later, ninety (90) days after such date of death.

The Director may designate his beneficiary at the same time he or she elects deferral of Compensation. However, the latest designated beneficiary will be the beneficiary or beneficiaries for the total of all distributions from the Accounts. The designated beneficiary may be changed at any time on a form provided by the

Corporate Secretary, provided that no designation will be effective unless it is filed with the Corporate Secretary prior to the Director’s death.

9.	Specified Employee Restrictions

Notwithstanding anything in the Plan to the contrary, no payment shall be made to a Director who is, on his Separation from Service, a “specified employee” (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code maintained by the Company and its Affiliated Companies) until the six (6) months plus one day following such specified employee’s Separation from Service; provided however, that in the event of the specified employee’s death before his payment commencement date, this provision shall not prevent payment of death benefits at the time prescribed by Section 8.

10.	Separation from Service

For purposes of this Plan, a Separation from Service means the Director’s separation from service as a member of the Board, consistent with Section 409A of the Code and the regulations promulgated thereunder.

11.	Unfunded Plan

The liability of the Union Pacific Corporation to any Director, terminated Director, retired Director or his estate or designated beneficiary under the Plan shall be that of a debtor only pursuant to such contractual obligations as are created by the Plan, and no such obligation of Union Pacific Corporation shall be deemed to be secured by any assets, pledges, or other encumbrances on any property of Union Pacific Corporation.

12.	Inalienability of Deferred Compensation

Except to the extent of the rights of a designated beneficiary, no distribution pursuant to, or interest in, the Plan may be transferred, assigned, pledged or otherwise alienated and no such distribution or interest shall be subject to legal process or attachment for the payment of any claims against any individual entitled to receive the same.

13.	Controlling State Law

All questions pertaining to the construction, regulation, validity and effect of the Plan shall be determined in accordance with the laws of the State of Utah.

14.	Amendment

The Board of Directors of the Union Pacific Corporation at its sole discretion may amend, suspend or terminate the Plan at any time. However, any such amendment, suspension or termination of the Plan may not adversely affect any Director’s or his beneficiary’s rights with respect to Compensation previously deferred.

15.	Administration

Administration of the Plan will be coordinated by the Corporate Finance Department. Administration will include, but not be limited to, crediting of deferred compensation, dividends and accrued interest to individual Director accounts and ultimate disbursement of deferred amounts.

16.	Effective Date

This Plan shall be effective January 1, 2009.